Exhibit 99.1

News Release

For more information contact:
Joe Bedewi
Chief Financial Officer
Lattice Semiconductor Corporation
503-268-8000

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR TO ACQUIRE SILICONBLUE
Acquisition Will Extend Lattice's Leadership Position
in the Highly Attractive Mobile Consumer and Handheld Market

HILLSBORO, OR - December 9, 2011 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced it has entered into a definitive agreement to acquire SiliconBlue Technologies, a pioneer and leader in Custom Mobile Device™ solutions for the consumer handheld market. Utilizing a single chip, ultra-low power Field Programmable Gate Array (FPGA) fabric, SiliconBlue's mobileFPGA™ devices enable mobile designers to quickly add features to their mobile platform in areas such as connectivity, memory / storage, sensor management, and video / imaging. SiliconBlue's mobile FPGA devices have already shipped in the millions of units to top tier consumer OEM's.

Under terms of the agreement, Lattice Semiconductor will pay approximately $62 million in cash for SiliconBlue Technologies. The acquisition is subject to standard closing conditions, with a targeted close in the fourth quarter of 2011. Lattice Semiconductor ended the third quarter of 2011 with a cash, cash equivalents and short-term marketable securities balance of $267.2 million.

Darin G. Billerbeck, Lattice Semiconductor's President and Chief Executive Officer, said, “The acquisition of SiliconBlue is aligned with our Strategic Long Range Plan and will help accelerate our growth strategy in the Mobile Consumer market. Silicon Blue will further strengthen our product roadmap by adding a scalable, low cost, low power nonvolatile memory FPGA, along with key personnel and blue chip customers. Kapil Shankar, SiliconBlue's Chief Executive Officer, will join Lattice Semiconductor as Corporate Vice President of the Mobility Business Unit and will be responsible for the Company's mobility product lines.”

The mobile consumer market for PLD's includes digital cameras, smartphones, eReaders, tablets, notebooks and netbooks. Key market growth trends include the drive for longer battery life, more natural interfaces, increased functionality, lower cost and reduced weight.

Mr. Shankar commented, “We are excited to be joining the Lattice Semiconductor family. Lattice gives us the global scale, proven market credibility and financial backing to take SiliconBlue to the next phase of its growth. We think our existing customers will immediately benefit from our new global reach and support. We also expect Lattice's added resources and financial strength will give potential new customers confidence in designing in our mobileFPGA solutions as we work to more fully realize the potential of our pioneering technology.”

About SiliconBlue:
Founded in 2006, privately held SiliconBlue Technologies is the leader in Custom Mobile Device (CMD) solutions, with over 250 active end customers and more than 40 patents. The company offers a total solution for handset applications, including IP, design services and a new class of ultra-low power, single-chip, CMOS SRAM mobileFPGA devices with patented non-volatile configuration memory (NVCM). The company is headquartered in Santa Clara, California, with offices in China, Taiwan, Korea and Japan. SiliconBlue is a privately held company and includes the following investors; BlueRunVentures, Crosslink Capital, NEA, Apex Venture Partners, TSMC and Atlantic Bridge. For more information, please visit our website at www.siliconbluetech.com.

About Lattice Semiconductor:
Lattice is the source for innovative FPGA, PLD, programmable Power Management solutions. For more information, visit www.latticesemi.com. Follow Lattice via Facebook, RSS and Twitter.

Forward-Looking Statements Notice:
The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Such forward-looking statements include statements relating to: the targeted closing date, the Company's ability to accelerate its growth strategy in the Mobile Communications market, the Company's ability to strengthen its product roadmap, and SiliconBlue's ability to achieve the next phase of its growth.. Other forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statements: the risk that SiliconBlue's business will not be successfully integrated with the Company's business; the costs associated with the acquisition; matters arising in connection with the parties' efforts to comply with and satisfy the closing conditions relating to the transaction; increased competition and technological changes in the industries in which SiliconBlue and the Company compete and other events that could negatively impact the completion of the transaction, including industry, economic or political conditions outside of the parties' control; and the other risks that are described in this press release and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design) and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

SiliconBlue is a registered trademark and Custom Mobile Device, mobileFPGA, iCE65, iCE40, iCEman and iCEcube2 are trademarks of SiliconBlue Technologies Corporation. All other trademarks and registered trademarks are the property of their respective owners.

3